Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 10, 2009

Periodic Table of Investment Returns

COMMODITY SUB-INDEX ANNUAL RETURNS 1998–2008

RANKED IN ORDER OF PERFORMANCE	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
BEST	Precious Metals –3.44%	Energy 81.72%	Energy 120.36%	Precious Metals 1.24%	Energy 55.08%	Industrial Metals 43.53%	Livestock 27.10%	Energy 42.16%	Industrial Metals 72.35%	Grains 42.08%	Precious Metals –4.06%
	Softs –18.39%	Industrial Metals 36.60%	Livestock 8.45%	Livestock –0.58%	Softs 20.71%	Energy 31.72%	Industrial Metals 25.27%	Industrial Metals 33.47%	Precious Metals 27.12%	Agriculture 29.89%	Grains –26.32%
	Industrial Metals –18.86%	Livestock 14.63%	Grains –1.64%	Agriculture –17.32%	Agriculture 19.13%	Grains 21.74%	Energy 19.12%	Precious Metals 20.44%	Grains 23.61%	Precious Metals 25.95%	Agriculture –27.47%
	Agriculture –20.43%	Precious Metals 3.58%	Agriculture –2.56%	Grains –17.90%	Precious Metals 18.86%	Precious Metals 20.28%	Precious Metals 7.41%	Softs 10.60%	Agriculture 14.25%	Energy 20.69%	Livestock –28.41%
	Grains –22.63%	Grains –19.21%	Softs –2.63%	Industrial Metals –18.66%	Grains 16.98%	Agriculture 13.91%	Softs 2.46%	Agriculture 1.08%	Livestock –6.12%	Softs –3.45%	Softs –28.43%
	Livestock –28.64%	Softs –19.61%	Industrial Metals –2.68%	Softs –18.77%	Industrial Metals 2.90%	Softs –3.19%	Agriculture –12.85%	Livestock –0.26%	Softs –11.97%	Industrial Metals –9.86%	Energy –47.33%
WORST	Energy –46.08%	Agriculture –20.54%	Precious Metals –7.77%	Energy –37.13%	Livestock –11.43%	Livestock –3.92%	Grains –23.68%	Grains –3.32%	Energy –41.41%	Livestock –10.67%	Industrial Metals –48.27%

Softs · Grains · Livestock · Energy · Agriculture · Industrial Metals · Precious Metals

MAJOR MARKET INDEX ANNUAL RETURNS: 1998–2008

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
Dow Jones–UBS Commodity Index Total Return℠	–27.03%	24.35%	31.84%	–19.51%	25.91%	23.93%	9.15%	21.36%	2.07%	16.23%	–35.65%
S&P GSCI™ Total Return Index	–35.75%	40.92%	49.74%	–31.93%	32.07%	20.72%	17.28%	25.55%	–15.09%	32.67%	–46.49%
S&P 500® Index	28.58%	21.04%	–9.10%	–11.89%	–22.10%	28.68%	10.88%	4.91%	15.79%	5.49%	–37.00%
Barclays Capital U.S. Aggregate Index	8.69%	–0.82%	11.63%	8.44%	10.25%	4.10%	4.34%	2.43%	4.33%	6.97%	5.24%

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (BGINA), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (BCI) are affiliates of Barclays Bank PLC.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

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iPath® Exchange Traded Notes

COMMODITY SUB-INDEXES AND iPATH® ETN SOLUTIONS

SUB-INDEX CATEGORY	iPATH ETN	TICKER
ENERGY		
Energy	iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN	JJE
Natural Gas	iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN	GAZ
Crude Oil	iPath® S&P GSCI™ Crude Oil Total Return Index ETN	OIL
LIVESTOCK		
Livestock	iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN	COW
AGRICULTURE		
Agriculture	iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN	JJA
Grains	iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN	JJG
Softs	iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN	JJS
Sugar	iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN	SGG
Cotton	iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN	BAL
Coffee	iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN	JO
Cocoa	iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN	NIB
INDUSTRIAL METALS		
Industrial Metals	iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN	JJM
Aluminum	iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN	JJU
Copper	iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN	JJC
Nickel	iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN	JJN
Tin	iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN	JJT
Lead	iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN	LD
PRECIOUS METALS		
Precious Metals	iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN	JJP
Platinum	iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN	PGM
BROAD-BASED COMMODITY SOLUTIONS		
Broad Exposure	iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN	DJP
Broad Exposure	iPath® S&P GSCI™ Total Return Index ETN	GSP

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or "spot" prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.In addition to factors affecting commodities generally, iPath ETNs linked to commodity sub-indexes, may be subject to a number of additional factors specific to its sub-index category that might cause increased volatility.

"Dow Jones®", "DJ®" "UBS®", "Dow Jones-UBS Commodity Index℠", "DJ-UBSCISM", "Dow Jones-UBS Commodity Index Total Return℠", "Dow Jones-UBS Agriculture Subindex Total Return℠", "Dow Jones-UBS Aluminum Subindex Total Return℠", "Dow Jones-UBS Cocoa Subindex Total Return℠", "Dow Jones-UBS Coffee Subindex Total Return℠", "Dow Jones-UBS Copper Subindex Total Return℠", "Dow Jones-UBS Cotton Subindex Total Return℠", "Dow Jones-UBS Energy Subindex Total Return℠", "Dow Jones-UBS Grains Subindex Total Return℠", "Dow Jones-UBS Industrial Metals Subindex Total Return℠", "Dow Jones-UBS Lead Subindex Total Return℠", "Dow Jones-UBS Livestock Subindex Total Return℠", "Dow Jones-UBS Natural Gas Subindex Total Return℠", "Dow Jones-UBS Nickel Subindex Total Return℠", "Dow Jones-UBS Platinum Subindex Total Return℠", "Dow Jones-UBS Precious Metals Subindex Total Return℠", "Dow Jones-UBS Softs Subindex Total Return℠", "Dow Jones-UBS Sugar Subindex Total Return℠" and "Dow Jones-UBS Tin Subindex Total Return℠" are service marks of Dow Jones & Company, Inc. ("Dow Jones") and UBS AG ("UBS AG"), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the Dow Jones–UBS Commodity Index Total Return℠ are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC ("UBS Securities"), or any of their respective subsidiaries or affiliates and none of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

"Standard & Poor's®", "S&P®", "GSCI®", "S&P GSCI™", "S&P GSCI™ Index", "S&P GSCI™ Total Return Index", "S&P GSCI™ Crude Oil Total Return Index" and "S&P GSCI™ Commodity Index" are trademarks or service marks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCI™ Index, the S&P GSCI™ Total Return Index, the S&P GSCI™ Crude Oil Total Return Index, and S&P GSCI™ Commodity Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. or any of its affiliates ("Standard & Poor's"). Standard & Poor's does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ Index or any of its subindexes to track general commodity market performance.

©2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0092-0609 1250-28GW-6/09

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